1999 Stock Incentive Plan	Rev. 8/27/12

Exhibit 10.8

Mattersight Corporation

Non-Statutory

Stock Option Agreement

Mattersight Corporation, a Delaware corporation (the “Company”), hereby grants to the individual whose name appears below (the “Optionholder”), pursuant to the provisions of the Mattersight Corporation 1999 Stock Incentive Plan (the “Plan”), an option to purchase from the Company (the “Option”) such number of shares of its Common Stock, $0.01 par value (“Stock”), as set forth below at the price per share set forth below, but only upon and subject to the terms and conditions set forth herein, in the Plan, and in Annex I hereto. The Option is a non-statutory stock option, which means it is not intended to qualify as an “incentive stock option” under Code Section 422.

All terms and conditions set forth in Annex I and the Plan are deemed to be incorporated herein in their entirety. All capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned to them in Annex I or the Plan.

Optionholder’s Name:

Number of Shares

Subject to Option:

Exercise Price

Per Share:

Date of Option Grant

(“Option Date”):

Exercise Provisions:

(a) The Option will become exercisable as follows: (i) one (1) increment equal to 25% of the shares subject to the Option on August 31, 2013, and (ii) twelve (12) equal quarterly increments equal to 6.25% of the shares subject to the Option, beginning November 30, 2013 and ending August 31, 2016; provided that Optionholder is employed by the Company on such dates and (iii) as otherwise provided pursuant to paragraphs (b) through (f) of this Agreement or Section 6.8 of the Plan.

(b) If, on or after the Option Date, the Optionholder’s employment or service with the Company terminates for any reason whatsoever (including, without limitation, involuntary termination by the Company) other than death, Disability, or Retirement, the Option will remain exercisable with respect to the number of shares subject to the Option that are exercisable as of the effective date of the Optionholder’s termination of employment or service with the Company and may thereafter be exercised for a period of ninety (90) days from the effective date of the Optionholder’s termination of employment or service or until the Expiration Date, whichever period is shorter, after which the Option will terminate in its entirety. The Option shall terminate as of the effective date of the Optionholder’s termination of employment or service with respect to any shares subject thereto that are not exercisable as of such employment or service termination date.

1999 Stock Incentive Plan	Rev. 8/27/12

(c) If the Optionholder’s employment or service with the Company terminates by reason of the Optionholder’s death, the Option will become exercisable as of the date of death with respect to any or all of the shares subject to the Option. The Option may thereafter be exercised by the Optionholder’s legal representative for a period of one (1) year from the date of death or until the Expiration Date, whichever period is shorter, after which the Option will terminate in its entirety.

(d) If the Optionholder’s employment or service with the Company terminates by reason of the Optionholder’s Disability, the Option will become exercisable as of the effective date of such termination with respect to any or all of the shares subject to the Option. The Option may thereafter be exercised for a period of ninety (90) days from the effective date of such termination or until the Expiration Date, whichever period is shorter, after which the Option will terminate in its entirety. For purposes of this Award, “Disability” means a physical or mental condition of a Participant resulting from a bodily injury, disease or mental disorder that renders the Participant eligible for benefits under the Company’s long-term disability plan (as in effect as of the date of the Participant’s termination of employment and regardless of whether the Participant is otherwise eligible for benefits under such plan), as determined by the Company in its sole discretion.

(e) If the Optionholder’s employment or service with the Company terminates by reason of the Optionholder’s retirement after the Optionholder has completed five (5) years of service as an employee of the Company and is at least 55 years of age (“Retirement”), the Option will remain exercisable with respect to the number of shares subject to the Option that are exercisable as of the effective date of the Optionholder’s Retirement, and may thereafter be exercised for a period of two (2) years from the effective date of the Optionholder’s Retirement or until the Expiration Date, whichever period is shorter, after which the Option will terminate in its entirety. The Option shall terminate as of the effective date of the Optionholder’s Retirement with respect to any shares subject thereto that are not exercisable as of such Retirement effective date.

(f) If the Optionholder dies following the termination of the Optionholder’s employment or service with the Company, the Option will be exercisable only to the extent that it is exercisable on the date of the Optionholder’s death and may thereafter be exercised only for that period of time for which the Option is exercisable immediately prior to the Optionholder’s death.

1999 Stock Incentive Plan	Rev. 8/27/12

General:

This Agreement is subject to the provisions of the Plan, and will be interpreted in accordance therewith. In the event of a discrepancy between this Agreement, or any other material describing this Agreement or the Option awarded hereunder, and the actual terms of the Plan, the Plan will govern in all respects. A copy of the Plan is available upon request by contacting the General Counsel and Corporate Secretary at the Company’s Chicago, Illinois office.

IN WITNESS WHEREOF, this Agreement has been executed as the Option Date set forth above.

Mattersight Corporation

By:
Kelly D. Conway
Its: President & Chief Executive Officer

1999 Stock Incentive Plan	Rev. 8/27/12

Annex I

to

Stock Option Agreement

1. Meaning of Certain Terms. As used herein, the following terms have the meanings set forth below. “Board” means the Company’s Board of Directors. “Code” means the Internal Revenue Code of 1986, as amended. References to this “Agreement,” the “Option” and “herein” are deemed to include the Stock Option Agreement and this Annex I to Stock Option Agreement taken as a whole. This Annex I and the Stock Option Agreement are deemed to be one and the same instrument. The term “employment” shall have the meanings set forth in Section 1.4 of the Plan. Other capitalized terms used herein without definition shall have the respective meanings set forth in the Stock Option Agreement or the Plan, as appropriate.

2. Time and Manner of Exercise of Option.

2.1. Term and Termination of Option. The maximum term of the Option will be the date which is ten (10) years after the Option Date (the “Expiration Date”). The Option will terminate, to the extent not exercised or earlier terminated pursuant to the terms of this Agreement, on its Expiration Date. Notwithstanding any other term of this Agreement, in no event may the Option be exercised, in whole or in part, after the Expiration Date or its earlier termination.

2.2. Exercisability of Option. The Option will become exercisable on the date or dates as set forth in this Agreement.

2.3. Manner of Exercise. The Option may be exercised in whole or in part by the Optionholder in the manner described in or established by the Committee pursuant to Section 2.1(c) of the Plan.

2.4 Tax Withholding. The Company will be entitled to withhold, or secure payment from the Optionholder in lieu of withholding, the amount of any Federal, state, local or other withholding taxes due upon exercise of the Option, in accordance with Section 6.9 of the Plan.

3. Miscellaneous Provisions.

3.1. Option Confers No Rights as Stockholder. Neither the Optionholder nor any other person has or will have any rights as a security holder of the Company or any successor with respect to any shares of Common Stock or other securities which are or become subject to the Option hereunder unless and until the Optionholder becomes a holder of record with respect to such shares of Common Stock or other securities following proper exercise of the Option.

3.2. Option Confers No Rights to Continue Employment or Service. In no event will the granting of the Option or its acceptance by the Optionholder confer upon the Optionholder any right to continued employment or service with the Company, or any subsidiary or affiliate of the Company, or affect in any manner the right of the Company, or its subsidiary or affiliate, to terminate the employment or service of the Optionholder at any time without liability hereunder.

1999 Stock Incentive Plan	Rev. 8/27/12

3.3. Designation as Nonqualified Stock Option. The Option is hereby designated as a non-statutory stock option and shall not constitute an “incentive stock option” within the meaning of section 422 of the Code; this Agreement will be interpreted and treated consistently with such designation.

3.4. Decisions of the Committee. Subject to Section 1.3 of the Plan, the Committee has the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Committee regarding the Plan or this Agreement shall be final, binding, and conclusive.

3.5. Non-transferability. Except as and to the extent otherwise expressly permitted by Section 6.8 of the Plan, the Option may not be transferred, assigned, or pledged.

3.6 Conformity with Plan. The Option is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan, which is incorporated herein by reference. In the event of any discrepancy between the Option, or a document that describes or explains the Option, and the Plan, the Plan will govern in all respects.

3.7. Successors. This Agreement will be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who acquire any rights under Section 6.8 of the Plan.

3.8. Notices. All notices, requests or other communications relating to the exercise of this Option (including, without limitation, the “cashless exercise” thereof or tax withholdings relating thereto) will be made in writing in such form and substance, and provided in accordance with such procedures, as may be prescribed by the Committee from time to time and then in effect. Any other notices, requests or other communications provided for in this Agreement will be made in writing either (1) by actual delivery to the party entitled thereto, or (2) by mailing in the U.S. mails, postage prepaid, to the last known address of the party entitled thereto. Any such other notices will be deemed to be received, in case (1), on the date of its actual receipt by the party entitled thereto and, in case (2), three (3) days after the date of its mailing.

3.9. Governing Law. This Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, will be governed by the laws of the State of Delaware and construed in accordance therewith, without giving effect to principles of conflicts of laws, to the extent such principles would result in the application of another state’s laws.